Exhibit 10.14

300 Third Street, First Floor, Cambridge, MA 02142 P 617.401.9000 F 617.494.0985 editasmedicine.com

April 8, 2015

Sandra Glucksmann

RE:                           Amended and Restated Offer of Employment

Dear Sandra:

This letter amends and restates the employment letter dated September 19, 2013 between you and Editas Medicine, Inc. (the “Company”) (the “Prior Agreement”).  Effective upon the date of this Agreement (the “Effective Date”), your continued employment with the Company shall be on the terms set forth in this Agreement and the Prior Agreement shall be terminated and of no further force or effect.

1.                                      You will be employed to serve on a full-time basis as Chief Operating Officer.  You will report directly to the Chief Executive Officer and have such duties and responsibilities as are customary for such position.  You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company; provided, that, following the commencement of your employment with the Company, you shall be permitted to serve on the board of directors or Scientific Advisory Board of up to two other companies (which company will be identified in writing and mutually agreed not to present a conflict of interest).  You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.  You shall work out of the Company’s office in Cambridge, Massachusetts.

2.                                      Your base salary will be at the rate of $26,833.33 per monthly pay period (equivalent to an annualized base salary of $322,000), subject to tax and other withholdings as required by law.  Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.                                      Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at up to 30% of your annualized base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year.  You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for the prior calendar year before March 15th of the next succeeding calendar year.

4.                                      You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

5.                                      You may be eligible for a maximum of four weeks of vacation per calendar year to be taken at such times as may be approved by the Company.  The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year.

6.                                      Subject to the approval of the Board of Directors of the Company, the Company will grant to you an incentive stock option under the Company’s 2013 Stock Incentive Plan (the “Plan”) for the purchase of 100,000 shares of common stock of the Company (the “Option”).  The exercise price of the Option will be at a price per share equal to the fair market value at the time of Board approval.  The Option shall vest over four years commencing on March 9, 2015 (with a one-year cliff vesting and monthly thereafter) and shall subject to all terms, and other provisions set forth in the Plan and in a separate option stock agreement.  You may be eligible to receive such future stock option grants as the Board of Directors of the Company shall deem appropriate.

7.                                      If your employment is terminated by the Company without Cause or you terminate your employment for Good Reason (each as defined below) within twelve months following a Change in Control and provided you execute and allow to become effective (within 60 days following the termination or such shorter period as may be directed by the Company) a release of claims in form attached as Exhibit A (the “Release Agreement”), (i) the Company will pay you as severance pay an aggregate amount equivalent to nine months of your then current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year; and (ii) should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of twelve months following your termination continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (The remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation).  Additionally, if, within twelve months following a Change of Control, your employment by the Company is terminated by the Company without Cause, or by you for Good Reason, the vesting schedule for your outstanding equity awards will be accelerated in full such that 100% of such awards that are not then vested will be accelerated and become vested and exercisable effective upon the termination.  Attached as Appendix A are the terms and conditions applicable to the payment of any severance hereunder.

For purposes of this Agreement:

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“Cause” means any of: (a)  your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company’s Board of Directors that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any restrictive covenants or confidentiality agreement with the Company (and not cured same within any cure period applicable to such covenants or confidentiality agreement); or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

“Change of Control” shall mean, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Change of Control” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Change of Control” under (c) and/or (d) above.

“Good Reason” means the occurrence, without your prior written consent, of any of the following events:  (i) a material reduction in your authority, duties, or responsibilities; (ii) the relocation of the principal place at which you provide services to the Company by at least 50 miles and to a location such that your daily commuting distance is increased; (iii) a material reduction of your base salary; or (iv) a material breach by the Company of its obligations under this offer letter.  No resignation will be treated as a resignation for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, you end your employment within 30 days following the cure period in (y).

8.                                      You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

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9.                                      You acknowledge and affirm your obligations under the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement attached as Exhibit B, and agree that agree that the terms thereof remain in full force and effect.

10.                               If not already completed, you agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.                               This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent set forth in Section 7 hereof.

12.                               As an employee of the Company, you will be required to comply with all Company policies and procedures.  Violations of the Company’s policies may lead to immediate termination of your employment.  Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

13.                               This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.  The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

******

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If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to the undersigned.

Very Truly Yours,

	By:	/s/ Katrine Bosley
	Name:	Katrine Bosley
	Title:	CEO

The foregoing correctly sets forth the terms of my
employment by Editas Medicine, Inc.

/s/ Alexandra Glucksmann	Date:	April 14, 2015
Name: Alexandra Glucksmann

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APPENDIX A

Payments Subject to Section 409A

1.                                      Subject to this Appendix A, any severance payments that may be due under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Agreement, as applicable:

(a)                                 It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)                                  Each installment of the severance payments due under the Agreement that is not described in this Appendix A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Appendix A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement (including this Appendix) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

EXHIBIT A

Form of Separation Agreement

[Place on Company Letterhead]

VIA HAND DELIVERY

[Insert Date]

[Insert Name]
[Insert Address]

Dear [Insert Name]:

In connection with the termination of your employment with [Insert Company Name] (the “Company”) on [Insert Termination Date], you are eligible to receive the severance benefits described in paragraph 2 below if you sign and return this letter agreement to me by [Return Date] [and it becomes binding between you and the Company].  By signing and returning this letter agreement [and not revoking your acceptance], you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least [seven (7) / twenty-one (21) / forty-five (45)](1) days to do so.  [If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.]

If you choose not to sign and return this letter agreement by [Return Date] [or if you timely revoke your acceptance in writing], you shall not receive any severance benefits from the Company.  You will, however, receive payment for your final wages and any unused vacation time accrued through the Termination Date, as defined below.  You may also, if eligible, elect to continue receiving group medical insurance pursuant to “COBRA.”  Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement [and do not revoke it in writing within the seven (7) day period].

1.                                      Termination Date and Resignation as a Director — Your effective date of termination from the Company is [Insert Termination Date] (the “Termination Date”).  You agree to resign, as of the Termination Date, from your position as a Director of the Company, and to sign and return to the Company all letters and documents that the Company may reasonably require in

(1)  Note: except for factual information, bracketed/bolded provisions and alternatives will be dependent on age of executive at time of termination and whether termination is an individual termination or part of a group termination.

order to secure your resignation.  As of the Termination Date, all salary payments from the Company will cease and any benefits you had as of the Termination Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2.                                      Description of Severance Benefits — If you timely sign and return this letter agreement [and do not revoke your acceptance], and provided you abide by all of the obligations set forth herein, the Company will provide you with the severance benefits set forth in [Section    )] of the [Insert Date] [Offer Letter] between you and the Company (the “Severance Benefits”).

3.                                      Release — In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., [the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,] the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; [all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended]; [Insert any other applicable state’s citations;] all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or relating to your [Insert Date] Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

4.                                      Continuing Obligations — You acknowledge and reaffirm your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  You further acknowledge and reaffirm your obligations set forth in the [Insert Name of Restrictive Covenant Agreement(s)] you executed for the benefit of the Company, which remain in full force and effect.

5.                                      Non-Disparagement — You understand and agree that, to the extent permitted by law, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.  Notwithstanding the above, nothing in this Section will interfere with your ability to comply with legal process or the requirements of applicable federal or state laws or regulations.  The Company agrees to direct its officers, directors, employees and consultants not to, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding you, your involvement with the Company, or your reputation, nor will the Company assist any others in engaging in such activities.  Notwithstanding the above, nothing in this Section shall interfere with the Company’s ability to comply with legal process or the requirements of applicable federal or state laws or regulations.

6.                                      Continued Assistance — You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning your job duties and performing any other tasks as reasonably requested by the Company.

7.                                      Cooperation — To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company.  You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

8.                                      Return of Company Property — You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

9.                                      Business Expenses and Final Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages (including overtime), bonuses, commissions, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

10.                               Amendment and Waiver — This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.                               Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.                               Confidentiality — To the extent permitted by law, you understand and agree that as a condition of the Severance Benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

13.                               Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.                               Acknowledgments — You acknowledge that you have been given at least [seven (7) / twenty-one (21) / forty-five (45)] days to consider this letter agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.  [You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.]

15.                               [Eligibility for Severance Program — Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.]

16.                               Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney.  You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.                               Applicable Law — This letter agreement shall be interpreted and construed by the laws of the [Commonwealth of Massachusetts], without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the [Commonwealth of Massachusetts], or if appropriate, a federal court located in the [Commonwealth of Massachusetts] (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

18.                               Entire Agreement — This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above.

19.                               Tax Acknowledgement — In connection with the Severance Benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law.  You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits set forth in paragraph 2 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me at [Insert Phone Number].

Very truly yours,

By:
[Name]
[Title]

I hereby agree to the terms and conditions set forth above.  [I have been given at least [twenty-one (21) / forty-five (45)] days to consider this letter agreement and I have chosen to execute this on the date below.  I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.]

[Insert Name]	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

EXHIBIT B

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement